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For:	Duane Reade Inc.
Approved By:	John Henry (212) 273-5746 SVP—Chief Financial Officer
Contact:	Cara O'Brien/Athan Dounis Press: Laura Novak (212) 850-5600 FD Morgen-Walke

FOR IMMEDIATE RELEASE

DUANE READE INC. REPORTS SECOND QUARTER AND FIRST HALF
SALES AND EARNINGS RESULTS

— Company Achieves Second Quarter Diluted EPS of $0.41 Before Extraordinary Charges —

        New York, New York, July 25, 2002—Duane Reade Inc. (NYSE: DRD) today reported sales and earnings for the second quarter ended June 29, 2002.

SECOND QUARTER RESULTS

        Net sales increased 11.1% to $324.8 million, with pharmacy sales increasing 20.1% and comprising 41.7% of net sales. Driving the overall increase in net sales was same-store sales growth of 4.3%, reflecting a 13.0% increase in pharmacy same-store sales and a 1.2% decline in front-end same-store sales. While pharmacy same-store sales improved 13.0%, the increase was adversely impacted by approximately six percentage points resulting from higher generic substitution rates, which nevertheless improved overall pharmacy profitability. Although generic prescriptions have significantly lower selling prices than their branded equivalents, they yield higher profits for each prescription dispensed. The decrease in front-end same store sales reflects a comparison with a pre-September 11 period, as well as the impact of the general economic slowdown since September 11 and a weaker allergy season than experienced in the previous year.

        Income for the quarter, before expected after-tax extraordinary charges of $7.7 million related to the retirement of debt, amounted to $10.1 million, or $0.41 per diluted share. In the second quarter of last year, the Company reported income of $7.2 million, or $0.36 per diluted share, before an extraordinary charge of $1.5 million related to the retirement of debt. The current year's second quarter earnings include the net benefit of $9.4 million in pre-tax income related to the partial payment of the Company's September 11 business interruption insurance claim, largely offset by a number of discretionary spending initiatives undertaken in anticipation of receiving these insurance proceeds, including approximately $5.0 million spent on promotions to mitigate lost vendor promotional allowances related to reduced sales since September 11 and $1.5 million associated with the opening of eight more stores than originally planned during the first half. The quarter's earnings were also adversely impacted by a shortfall in front-end sales against plan and higher than anticipated shrink results.

        Net income after extraordinary charges related to the retirement of debt amounted to $2.3 million, or $0.09 per diluted share, compared to $5.7 million or $0.28 per diluted share in the previous year.

        The Company opened ten new stores during the quarter compared to seven new store openings in the same period last year. As of June 29, 2002 the Company operated a total of 218 stores.

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        Commenting on the Company's results, Anthony J. Cuti, Chairman of the Board and Chief Executive Officer, stated, "Although the marketplace and Duane Reade's performance continue to improve with each passing month, the pace is clearly slower than had been anticipated. We are particularly pleased to have received part of our business interruption insurance claim, which enabled the Company to commence programs in the second quarter to regain a portion of reduced sales volume in the wake of the events of September 11. Moreover, we are particularly pleased with the ongoing progress and benefit from other recent initiatives, such as increasing our rate of generic substitution, as well as with our ability to invest in the business and advance our expansion program."

        Gross profit margin for the second quarter declined to 21.1% of sales compared to 24.3% in the same period last year. The decline was primarily attributable to an investment in expanded promotional activity coupled with reduced levels of sales related vendor rebates and allowances, and the higher number of new store openings during the first half. In addition, second quarter front-end shrink results were higher than anticipated. Gross profit includes a LIFO charge of $0.4 million in the current year while the previous year's gross margin was based on a FIFO inventory valuation method.

        Selling, general and administrative expenses amounted to $48.5 million, or 14.9% of sales, compared to $43.4 million, or 14.8% of sales, in the previous year. The slight increase, as a percentage of sales, is attributable to the higher number of new store openings and related costs during the quarter.

        Interest expenses declined a significant 38.2% to $5.0 million from $8.1 million last year, primarily due to the reduction of debt, resulting from the completion of our June 2001 follow-on equity offering.

        Income before taxes and extraordinary charges for the quarter amounted to $16.8 million, or 5.2% of sales, compared to $12.7 million, or 4.3% of sales, in the previous year.

        Income taxes for the quarter amounted to $6.7 million reflecting an effective tax rate of 40.1% compared to $5.5 million and an effective rate of 43.0% in the previous year. The lower tax rate in the current year is attributable to higher levels of employment tax credits.

FIRST HALF RESULTS

        Net sales for the 26 weeks ended June 29, 2002 increased 11.8% to $630.6 million compared with $564.0 million the previous year. Pharmacy sales increased 22.2% to $262.5 million and represented 41.6% of net sales. Front-end sales increased 5.4% to $368.0 million compared to $349.2 million in the previous year. During the first half of 2002, same-store sales increased 4.7%, with a same-store increase of 14.1% in pharmacy sales and a same-store decline of 1.2% in front-end sales.

        Income before the cumulative effect of the change to a specific item cost based LIFO method of inventory accounting and extraordinary charges related to the retirement of debt amounted to $15.3 million, or $0.63 per diluted share, compared to $9.9 million, or $0.50 per diluted share, in the prior year.

        Net loss after the cumulative effect of the change of accounting and extraordinary charges amounted to $1.7 million, or $0.07 per diluted share, compared to net income of $8.4 million, or $0.42 per diluted share, in the previous year.

        Gross profit for the 26-week period amounted to $137.9 million, or 21.9% of sales, compared to $135.9 million, or 24.1% of sales in the same period last year. The decline in the gross profit percentage was primarily attributable to the aforementioned factors that impacted the second quarter.

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        Selling, general and administrative expenses amounted to 15.2% of sales compared to 15.6% of sales in the previous year, reflecting lower payroll and related costs as a percentage of sales.

        Cash flow from operating activities for the 26-week period amounted to $13.7 million compared to $5.8 million in the previous year reflecting improved utilization of working capital.

        During the first six months of fiscal 2002, the Company opened a total of 20 stores and closed two locations, compared with 15 new stores opened in the prior year period. Pre-opening expenses amounted to $1.3 million, compared to $0.9 million in the same period last year.

        Mr. Cuti concluded, "In light of the recent downturn on Wall Street and its potential adverse impact on the financial services sector, the economic rebound for the metro New York market may continue to be slower than anticipated during the second half of this year. Accordingly, we are adjusting our sales and earnings expectations to reflect more conservative market assumptions. Based on the current level of visibility, for the third quarter we anticipate sales in the range of $320 to $330 million, with same-store sales growth between 6% and 8%. We expect to achieve pharmacy same store-sales growth between 13% and 15% and front-end same-store sales growth between 1% and 3%. Earnings per diluted share for the quarter is expected to range between $0.33 and $0.38. Looking at the full year, we anticipate total revenues of approximately $1.3 billion, almost a 15% increase over 2001, and expect earnings per diluted share before extraordinary items to range between $1.45 and $1.55, an increase of approximately 20% to 30% over last year, which we believe will represent industry-leading levels.

        "Despite the challenging environment, we are continuing to invest in our business to achieve our long-term growth targets for sales and earnings. While we have reduced our guidance to reflect the current conditions in our market, we remain confident that we have positioned the Company for increased levels of earnings growth as conditions improve. It is important to note that should the Company be able to expeditiously and satisfactorily settle the balance of its business interruption insurance claim, we would anticipate reinvesting a portion of these funds in our business which could potentially drive sales and earnings higher than the current guidance, as well as provide a positive impetus on 2003 results. The underlying fundamentals of both our market and operating model remain strong and we continue to be optimistic about the long-term prospects for Duane Reade."

        The Company will hold a conference call today, Thursday, July 25, 2002, at 10:00AM Eastern Time to discuss its financial results for the second quarter of 2002 and to provide its outlook for the current year. A live web cast of the call will be accessible from the Investor Information section of the Duane Reade website (http://www.duanereade.com) and the call will be archived on the website until August 8, 2002. Additionally, a replay of the conference call will be available from 12:00PM Eastern Time on July 25, 2002 until 12:00AM Eastern Time on July 27, 2002. The replay can be accessed by dialing (800) 753-5207.

        Founded in 1960, Duane Reade is the largest drug store chain in the metropolitan New York City area, offering a wide variety of prescription and over-the-counter drugs, health and beauty care items, cosmetics, hosiery, greeting cards, photo supplies and photo finishing. As of June 29, 2002, the Company operated 218 stores. Duane Reade maintains a website at http://www.duanereade.com.

Except for historical information contained herein, the statements in this release and the accompanying discussion on the earnings conference call are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company's actual results in future periods to differ materially from forecasted or expected results. Those risks include, among other things, the competitive environment in the drugstore industry in general and in the Company's specific market area, inflation, changes in costs of goods and services and economic conditions in general and in the Company' specific market area. Those and other risks are more fully described in the Company's filings with the Securities and Exchange Commission.

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Duane Reade Inc.

Consolidated Statements of Operations (Unaudited)

(In thousands, except per share amounts)

	For the 13 Weeks Ended		For the 26 Weeks Ended
	June 29, 2002	June 30, 2001	June 29, 2002	June 30, 2001
Net sales	$324,754	$292,289	$630,558	$564,028
Cost of sales	256,268	221,184	492,622	428,155

Gross profit	68,486	71,105	137,936	135,873

Selling, general & administrative expenses	48,480	43,351	96,158	87,897
Insurance recovery	(9,378)	—	(9,378)	—
Depreciation and amortization	6,759	6,585	13,503	13,059
Store pre-opening expenses	827	404	1,343	899

	46,688	50,340	101,626	101,855

Operating income	21,798	20,765	36,310	34,018
Interest expense, net	4,990	8,071	10,671	16,735

Income before income taxes	16,808	12,694	25,639	17,283
Income taxes	6,745	5,456	10,314	7,425

Income before extraordinary charge and cumulative effect of accounting change	10,063	7,238	15,325	9,858
Extraordinary charge, net of income taxes	7,733	1,491	7,733	1,491
Cumulative effect of accounting change, net of income taxes	—	—	9,262	—

Net income (loss)	$2,330	$5,747	$(1,670)	$8,367

Net Income (Loss) Per Common Share—Basic (1):
Income before extraordinary charge and
and cumulative effect of accounting change	$0.42	$0.37	$0.65	$0.52
Extraordinary charge, net of income taxes	0.32	0.08	0.33	0.08
Cumulative effect of accounting change net of income taxes	—	—	0.39	—

Net income (loss)	$0.10	$0.30	$(0.07)	$0.44

Weighted average common shares outstanding	23,875	19,346	23,751	18,831
Net Income (Loss) Per Common Share—Diluted (1):
Income before extraordinary charge and cumulative effect of accounting change	$0.41	$0.36	$0.63	$0.50
Extraordinary charge, net of income taxes	0.31	0.07	0.32	0.08
Cumulative effect of accounting change, net of income taxes	—	—	0.38	—

Net income (loss)	$0.09	$0.28	$(0.07)	$0.42

Weighted average common shares outstanding	24,634	20,275	24,454	19,779

(1)
Earnings per share amounts are calculated based on the weighted average shares outstanding and may not add due to rounding.

Duane Reade Inc.

Consolidated Balance Sheets

(In thousands)

	June 29, 2002	December 29, 2001
	(Unaudited)
Current Assets
Cash	$57,097	$4,972
Receivables (1)	58,713	57,085
Inventories (2)	207,876	220,707
Current Portion of Deferred Taxes	13,158	14,295
Prepaid Expenses and Other Current Assets (3)	11,531	19,412

Total Current Assets	348,375	316,471
Property and Equipment, net	155,735	135,835
Goodwill, net	160,106	158,395
Deferred Taxes	987	1,082
Other Assets (4)	86,724	67,202

Total Assets	$751,927	$678,985

Current liabilities
Accounts Payable	$52,273	$69,088
Accrued Expenses (5)	25,198	24,696
Current Portion of Senior Debt and Capital Leases	6,259	8,578

Total Current Liabilities	83,730	102,362
Other Liabilities (6)	37,732	42,839
Long Term Debt and Capital Leases	318,977	238,577

Total Liabilities	440,439	383,778

Total Stockholders' Equity	311,488	295,207

Total Liabilities and Stockholders' Equity	$751,927	$678,985

(1)
Includes third party pharmacy receivables of $32,481 and $31,928 at June 29, 2002 and December 29, 2001, respectively.
(2)
Inventory decline of $12,831 from December 29, 2001 includes a decrease of $15,968 attributable to the change in accounting method from retail dollar FIFO to specific cost LIFO. The balance of the change is attributable to seasonal inventory reductions, offset by incremental inventory related to the operation of 18 additional stores.
(3)
The decrease in prepaid and other current assets from December 29, 2001 is primarily due to collection of insurance proceeds related to our September 11 property loss claim.
(4)
The increase in other assets from December 29, 2001 is primarily due to pharmacy customer file and lease acquisition costs related to acquisitions of various pharmacies during the current year and incremental deferred financing costs incurred with the issuance of the Company's Convertible Senior Notes due 2022.
(5)
The increase in accrued expenses from December 29, 2001 is primarily due to the reclassification of a former pharmacy supplier's liability from long-term to current, partially offset by lower accrued interest payable at June 29, 2002.
(6)
The decrease in other liabilities from December 29, 2001 is primarily due to the reclassification of the current portion of a former pharmacy supplier's liability to accrued expenses, and the elimination of an interest rate swap agreement, partially offset by an increase in deferred rent expense, reflecting 18 net new store additions during the six months ended June 29, 2002.

Duane Reade Inc.
Operating Data (Unaudited)
(Dollars in thousands)

	13 Weeks Ended		26 Weeks Ended
	June 29, 2002	June 30, 2001	June 29, 2002	June 30, 2001
EBITDA (1)	$22,622	$28,516	$46,317	$49,634
EBITDA as a percentage of net sales	7.0%	9.8%	7.3%	8.8%
EBITDA including insurance recovery	$32,000	$28,516	$55,695	$49,634
EBITDA including insurance recovery as a percentage of net sales	9.9%	9.8%	8.8%	8.8%
Cash capital expenditures	$12,999	$12,365	$25,259	$21,428
Same store sales growth	4.3%	8.6%	4.7%	8.6%
Pharmacy same store sales growth	13.0%	19.1%	14.1%	18.1%
Pharmacy sales as a % of net sales	41.7%	38.6%	41.6%	38.1%
Third Party sales as a % of pharmacy sales	89.8%	86.6%	89.5%	86.3%
Average weekly prescriptions filled per store (2)	1,012	960	1,018	954
Number of stores at end of period			218	187
Retail square footage at end of period			1,540,707	1,340,114
Average store size (sq.ft) at end of period			7,067	7,166

(1)
Exclusive of other non-cash charges of $3,443 and $5,882 for the 13 and 26 weeks ended 6/29/02 and $1,166 and $2,557 for the 13 and 26 weeks ended 6/30/01, respectively.

(2)
Comparative stores only, does not include new stores.

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Duane Reade Inc. Consolidated Statements of Operations (Unaudited) (In thousands, except per share amounts)
Duane Reade Inc. Consolidated Balance Sheets (In thousands)
Duane Reade Inc. Operating Data (Unaudited) (Dollars in thousands)